EXHIBIT 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179	Company Contacts (305-947-1664): Howard Sipzner, EVP and CFO Feryal Akin, Communications

FOR IMMEDIATE RELEASE:

Equity One Reports a 5.7% Increase in 2005 FFO per Share

NORTH MIAMI BEACH, FL, February 22, 2006 - Equity One, Inc. (NYSE:EQY), an owner, developer and operator of community and neighborhood shopping centers located in high growth markets in the southern and northeastern United States, announced today its financial results for the three and twelve month periods ended December 31, 2005. The highlights are as follows:

Financial Highlights

•
Full year 2005 Funds from Operations (“FFO”) increased 9.8% to $124.8 million from $113.7 million for 2004, and fourth quarter 2005 FFO totaled $28.9 million compared to $30.3 million for the fourth quarter of 2004;

•	Full year 2005 FFO per diluted share increased 5.7% to $1.67 from $1.58 for 2004, and fourth quarter 2005 FFO per diluted share was $0.38 compared to $0.41 for the fourth quarter of 2004;
•
Full year 2005 income from continuing operations increased 16.2% to $80.7 million from $69.5 million for 2004, and fourth quarter 2005 income from continuing operations totaled $17.8 million compared to $19.2 million for the fourth quarter of 2004;

•
Full year 2005 net income totaled $92.7 million compared to $97.8 million for 2004, and fourth quarter 2005 net income totaled $17.8 million compared to $28.3 million for the fourth quarter of 2004. Net income for 2005 had $11.5 million of gains on sale of real estate, while 2004 had $22.2 million of gains on sale of real estate. The fourth quarter of 2005 had no gains on the sale of real estate, while the fourth quarter of 2004 had $8.4 million of gains on the sale of real estate;

•	Full year 2005 net income per diluted share was $1.24 compared to $1.37 in 2004, and fourth quarter 2005 net income per diluted share was $0.24 compared to $0.39 for the fourth quarter of 2004;
•	Achieved an interest expense coverage ratio of 3.4 times for full year 2005 and 3.3 times for the fourth quarter of 2005; and
•	Recorded net debt to total market capitalization of 36.5% as of December 31, 2005.

Operating Highlights

•
Full year 2005 produced a 2.1% increase in same property NOI net operating income (“NOI”) and an overall NOI margin of 73.6%, and fourth quarter 2005 produced a 0.7% increase in same property NOI and an overall NOI margin of 70.4%;

•
Increased the average rental rate by 3.7% to $14.96 per square foot on 79 lease renewals aggregating 170,528 square feet in the fourth quarter of 2005, resulting in a full year 2005 increase of 4.2% to $15.16 on 344 lease renewals, aggregating 735,729 square feet of total renewals;

•
Executed 83 new leases totaling 196,274 square feet at an average rental rate of $13.27 per square foot, representing a 1.8% spread for new leases versus lost leases in the fourth quarter of 2005, and achieved an overall increase of 14.4% for full year 2005 for 345 new leases totaling 1.4 million square feet at an average rental rate of $10.18 per square foot;

•	During 2005, we completed and leased $18.7 million of development projects with an incremental NOI yield on cost in excess of 9.6%; and
•	Achieved an occupancy rate of 93.4% in the core shopping center portfolio at December 31, 2005.

Investment Activities

•	During the fourth quarter of 2005, we acquired one non-retail building for $6.2 million, bringing total 2005 acquisitions to $54.1 million;
•	During 2005, we sold 4 non-core properties for an aggregate gross sales price of $45.7 million and realized gains of $11.5 million; and
•	Continued to consider alternatives for our Texas portfolio, including a possible sale or joint venture.

Subsequent Events

•
In January 2006, we closed on a $275 million three-year unsecured revolving credit facility with Wells Fargo Bank serving as Administrative Agent and Sole Lead Arranger, replacing the previous available $340 million facility; and

•	In January 2006, Standard & Poor’s Ratings Services affirmed the BBB- investment grade rating on our senior unsecured debt with a positive outlook.

“We are pleased with our fourth quarter and full year results for 2005,” stated Chaim Katzman, Chairman and Chief Executive Officer of Equity One. “Our development, acquisition, disposition, leasing, management and finance initiatives have resulted in high occupancy levels, significant rent gains, excellent operating and financial metrics and a durable and flexible balance sheet. During 2005, we executed several individual transactions that should set the stage for higher gains from development and investment activities, and for sustained earnings growth. Our performance was recognized in the capital markets, where we successfully sold $120 million of 10-year bonds to lock in fixed rates, achieved positive outlook indications from two major rating agencies and closed a $275 million unsecured credit facility with previously unachieved terms and conditions. We remain committed to the ownership of neighborhood shopping centers anchored by leading supermarkets, drug stores and discount retailers in the southern and northeastern United States, and hope to continue to deliver superior results for our stockholders, debt providers and other constituencies.”

FINANCIAL OVERVIEW

For the year ended December 31, 2005, FFO increased 9.8% to $124.8 million from $113.7 million for 2004. FFO per diluted share increased 5.7% to $1.67 for 2005 from $1.58 for 2004. Net income for 2005 was $92.7 million, or $1.24 per diluted share, compared with $97.8 million for 2004, or $1.37 per diluted share. Total rental revenue for 2005 increased 11.6% to $253.0 million from $226.6 million for 2004.

The year ended December 31, 2005 included $11.5 million of gains on the sale of real estate, while the year ended 2004 included $22.2 million of gains on the sale of real estate.

For the three months ended December 31, 2005, FFO was $28.9 million compared to $30.3 million for the comparable period in 2004. FFO per diluted share totaled $0.38 in the fourth quarter of 2005 compared to $0.41 in the fourth quarter of 2004. Net income in the fourth quarter of 2005 was $17.8 million compared to $28.3 million in the fourth quarter of 2004. Net income per diluted share for the fourth quarter was $0.24 in 2005 compared to $0.39 in the fourth quarter of 2004. Total rental revenues in the fourth quarter of 2005 increased 3.4% to $65.1 million from $63.0 million in the fourth quarter of 2004.

The fourth quarter of 2005 included no gains on the sale of real estate, while the fourth quarter of 2004 included $8.4 million of gains on the sale of real estate.

At December 31, 2005, our fully diluted market capitalization totaled $2.8 billion, comprising 75.8 million shares of common stock and $1.0 billion of net debt (excluding any unamortized fair market premium/discount and net of cash). Our ratio of net debt to total market capitalization was 36.5% and our ratio of net debt to gross real estate cost and securities investments was 48.1%.

PORTFOLIO OVERVIEW

We own 192 properties consisting of 125 supermarket-anchored shopping centers, seven drug store-anchored shopping centers, 49 other retail-anchored shopping centers, six development parcels and five non-retail properties, as well as a non-controlling interest in one unconsolidated joint venture. As of December 31, 2005, our core shopping center portfolio was 93.4% occupied.

At December 31, 2005, the average base rent per leased square foot for our core portfolio was $10.51, a 1.0% increase from $10.41 per square foot at September 30, 2005 and a 3.6% increase from $10.14 per square foot at December 31, 2004.

During 2005, we renewed 344 leases aggregating 735,729 square feet and increased the average rental rate 4.2% to $15.16 per square foot. We also signed 345 new leases aggregating 1.4 million square feet at an average rental rate of $10.18 per square foot.

Excluding lease termination revenues, our same property net operating income increased 2.1% for the year ended December 31, 2005 compared to the year ended December 31, 2004, comprising 153 properties for which the occupancy rate was 93.0% compared to 94.7%, respectively.

During the fourth quarter of 2005, we renewed 79 leases aggregating 170,528 square feet and increased the average rental rate 3.7% to $14.96 per square foot. We also signed 83 new leases aggregating 196,274 square feet at an average rental rate of $13.27 per square foot.

Excluding lease termination revenues, our same property net operating income increased 0.7% in the fourth quarter of 2005 compared to the fourth quarter of 2004, comprising 167 properties for which the occupancy rate increase was 93.2% compared to 94.8%, respectively.

ACQUISITIONS AND DISPOSITIONS

During the year ended December 31, 2005, we acquired two retail centers, two non-retail properties and three parcels of land as follows:

Shopping Center	Location	Square Feet/ Acres	Purchase Price (in thousands)

Sunlake Development Parcel	Tampa, FL	155 acres	$12,600
Winchester Plaza Development Parcel	Huntsville, AL	33 acres	2,326
Young Circle Shopping Center	Hollywood, FL	65,834	22,000
Hairston Center	Decatur, GA	13,000	2,175
Banco Popular Building	North Miami Beach, FL	32,737	5,200
River Green Land	Canton, GA	11.2 acres	3,550
Laurel Walk Apartments	Charlotte, NC	106,480	6,200
Total			$54,051

During the year ended December 31, 2005, we sold four non-core shopping centers, as follows:

Shopping Center	Location	Square Feet	Gross Sales Price (in thousands)

North River Village	North Ellenton, FL	177,128	$14,880
Big Curve	Yuma, AZ	126,402	13,640
Waterlick Plaza	Lynchburg, VA	98,694	8,900
Park Northern	Phoenix, AZ	126,852	8,300
Total			$45,720

As of December 31, 2005, we had one individual property and 31 Texas properties held for sale.

INVESTMENT IN DIM VASTGOED, N.V.

As of December 31, 2005, we directly and indirectly owned approximately 2.4 million shares of DIM Vastgoed N.V’s common stock. DIM Vastgoed N.V. (“DIM”) is a public company organized under the laws of the Netherlands whose shares are listed on Euronext Amsterdam, and which operates as a closed-end investment company owning and operating a portfolio of 18 shopping center properties aggregating 2.6 million square feet in the southeastern United States. As of February 17, 2006, we had increased our ownership of DIM’s common stock to approximately 3.3 million shares, representing 45.0% of DIM’s total outstanding shares of common stock.

DEVELOPMENTS AND REDEVELOPMENTS

As of December 31, 2005, we had 17 significant development and redevelopment projects underway or in the planning stage totaling approximately $107.2 million of asset value, which, based on current plans and estimates are expected to require $34.4 million of additional capital to complete beyond the $72.8 million already invested. These include:

•	The near term completion of two supermarket-anchored shopping centers, in McDonough, Georgia, and Huntsville, Alabama;

•	Shops at Skylake in North Miami Beach, Florida, where we are in the process of adding 37,000 square feet of additional retail space;

•	Belfair Towne Village in Bluffton, South Carolina, where we are adding 41,250 square feet of retail space;

•	St. Lucie West Plaza, adjacent to our Cashmere Corners property in Port St. Lucie, Florida, where we are building 20,000 square feet of retail shops;

•	Mariner Crossing in Spring Hill, Florida, where we are building a 6,000 square foot building on an outparcel;

•	West Roxbury in West Roxbury, Massachusetts, where we are adding 8,000 square feet of retail space to the existing center; and

•	Bluebonnet Village in Baton Rouge, Louisiana, where we are adding 10,750 square feet of retail space on an outparcel.

These developments and redevelopments are scheduled for completion beginning in the fund quarter of 2006. In 2005, we completed and leased a total of $18.7 million of development projects resulting in incremental net operating income of approximately $1.8 million on an annualized basis.

FFO AND EARNINGS GUIDANCE

Based on current plans and assumptions and subject to the risks and uncertainties more fully described in Equity One’s reports filed with the Securities and Exchange Commission, we are maintaining our guidance for calendar year 2006 FFO per diluted share to be between $1.72 to $1.79. In addition, we expect our first quarter 2006 FFO per diluted share to be between $0.39 and $0.41. This guidance is provided for informational purposes and is subject to change. The following is a reconciliation of the calculation of FFO per diluted share and earnings per diluted share:

Guidance for first quarter 2006		Range
Earnings per diluted share	$0.25	to	$0.26
Plus: real estate depreciation	0.14	to	0.15
FFO per diluted share	$0.39	to	$0.41

Guidance for 2006		Range
Earnings per diluted share	$1.14	to	$1.19
Plus: real estate depreciation	0.58	to	0.60
FFO per diluted share	$1.72	to	$1.79

For guidance purposes, we have assumed no gains from the sale of real estate, no impact on operating income if properties are sold and no losses from impairment write downs of our assets or securities.

ACCOUNTING AND OTHER DISCLOSURES

We believe Funds from Operations (“FFO”) (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs. The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

FFO is presented to assist investors in analyzing our operating performance. FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is not an alternative to cash flow as a measure of liquidity, and (iv) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance. We believe net income is the most directly comparable GAAP measure to FFO.

CONFERENCE CALL/WEB CAST INFORMATION

We will host a conference call on Thursday, February 23, 2006, at 1:00 p.m. EST to discuss our performance for the three and twelve month periods ended December 31, 2005. Investors may join the call by dialing 800-299-9630 (U.S./Canada) or 617-786-2904 (international) using passcode 43579372. The call will also be web-cast and can be accessed in a listen-only mode at Equity One’s web site at www.equityone.net.

If you are unable to participate during the call, a replay will be available following the call on our web site. You may also access the replay by dialing 888-286-8010 (U.S./Canada) or 617-801-6888 (international) using pass code 34336648. The telephone replay will be available through March 2, 2006.

FOR ADDITIONAL INFORMATION

For a copy of our fourth quarter supplemental information package, please access the “Financial Reports” section in our web site at www.equityone.net. To be included in our e-mail distributions for future press releases and other company notices, please send your e-mail address to Feryal Akin at fakin@equityone.net.

LOOKING AHEAD - FIRST QUARTER CONFERENCE CALL

We anticipate that we will release our first quarter 2006 earnings on Tuesday, May 2, 2006, after the market close and will host our first quarter 2006 conference call on Wednesday, May 3, 2006, at 1:00 p.m. EDT. We expect to issue a press release in advance of these events to confirm the dates and times and provide all related information.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Texas, Georgia, Massachusetts and the other states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
Operating Data	2005	2004	2005	2004

Total Rental Revenues	$65,143	$62,995	$252,964	$226,593
Net Income	$17,767	$28,329	$92,741	$97,804
Earnings per share (basic)	$0.24	$0.39	$1.26	$1.39
Earnings per share (diluted)	$0.24	$0.39	$1.24	$1.37

Number of shares used in computing earnings per share:
Basic	74,574	72,315	73,840	70,447
Diluted	75,501	73,616	74,790	72,036

Reconciliation of Net Income to Funds from Operations

Funds from Operations is a non-GAAP financial measure. We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs.

The following table reflects the reconciliation of FFO to net income, the most directly comparable GAAP measure, for the periods presented:

	For the three months ended December 31,		For the year ended December 31,
	2005	2004	2005	2004
Net income	$17,767	$28,329	$92,741	$97,804
Adjustments:
Rental property depreciation and amortization	11,137	10,353	43,445	37,215
Gain on sale of real estate	-	(8,409)	(11,460)	(22,176)
Minority interest	28	27	110	623
Other items:
Pro-rata share of real estate depreciation from joint ventures	-	-	-	197
Funds from operations	$28,932	$30,300	$124,836	$113,663

EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands)

Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO per diluted share to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	For the three months ended December 31,		For the year ended December 31,
	2005	2004	2005	2004
Earnings per diluted share*	$0.24	$0.39	$1.24	$1.37
Adjustments:
Depreciation and amortization related to rental properties	0.14	0.14	0.58	0.52
Gain on sale of real estate	-	(0.12)	(0.15)	(0.31)
Other items:
Pro-rata share of real estate depreciation from joint ventures	-	-	-	-
Funds from operations per diluted share	$0.38	$0.41	$1.67	$1.58

*Earnings per diluted share reflect the add-back of minority interest(s) which are convertible to shares of our common stock.

Balance Sheet Data	December 31, 2005	December 31, 2004

Investments in real estate (before accumulated depreciation)	$2,020,475	$1,970,069

Total assets	$2,052,033	$1,992,292

Mortgage notes payable	$446,925	$495,056

Unsecured revolving credit facilities	$93,165	$147,000

Unsecured senior notes payable	$465,404	$347,261

Total liabilities before minority interests	$1,077,879	$1,059,507

Stockholders’ equity	$972,729	$931,388

Total liabilities, minority interests and stockholders’ equity	$2,052,033	$1,992,292